   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1998

                                                     REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           13-3697002
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR         (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                   ORGANIZATION)

                         9333 GENESEE AVENUE, SUITE 110
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 587-9333
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               RICHARD B. HOLLIS
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         9333 GENESEE AVENUE, SUITE 110
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 587-9333
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                             ERIC J. LOUMEAU, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                              SAN DIEGO, CA 92121
                                 (619) 550-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
      TITLE OF CLASS OF               AMOUNT TO             OFFERING PRICE            AGGREGATE               AMOUNT OF
 SECURITIES TO BE REGISTERED        BE REGISTERED            PER SHARE(1)         OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value.......................         541,360                  $15.50                $8,391,080                $2,333
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of Hollis-Eden's common stock on December 22, 1998 as reported on the Nasdaq National Market. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1998

                                 541,360 Shares

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                                  Common Stock

                            ------------------------

Selling stockholders identified in this prospectus are selling 541,360 shares of Hollis-Eden Pharmaceuticals, Inc. common stock. Hollis-Eden will not receive any of the proceeds from the sale of shares by the selling stockholders. Hollis-Eden's common stock is listed on the Nasdaq National Market under the symbol "HEPH." The closing sale price of the common stock, as reported on the Nasdaq National Market on December 23, 1998, was $15.5625 per share.

The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section entitled "Plan of Distribution."

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January   , 1999.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD TO YOU UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       WHERE YOU CAN GET MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - Proxy Statement for the 1998 Annual Meeting of Stockholders;

     - Current Report on Form 8-K filed May 7, 1998; and

     - Hollis-Eden's registration statement on Form S-4, as amended, which includes a description of Hollis-Eden's common stock.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

          Hollis-Eden Pharmaceuticals, Inc.
          9333 Genesee Avenue, Suite 110
          San Diego, CA 92121
          Attn: Vice President-Controller
          (619) 587-9333

This prospectus is part of a larger registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

Except for historical information, the information contained in this prospectus and in our SEC reports are "forward looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

Hollis-Eden is a pharmaceutical company in the development stage. We intend to discover, develop and commercialize products for the treatment of a number of targeted disease states caused by viral, bacterial, parasitic or fungal infections, including HIV/AIDS, hepatitis B and C, and malaria. We have three technology platforms, the first based on cellular energy regulation, the second on a unique immune system modulation technology, and the third on biochemical synthesis regulators. We believe that certain of our drug candidates may provide the first long-term treatment of HIV without the development of viral strain resistance to the drugs' effectiveness, significant toxicity or severe side effects.

Hollis-Eden's executive offices are located at 9333 Genesee Avenue, Suite 110, San Diego, California 92121, telephone number (619) 587-9333.

                                USE OF PROCEEDS

Hollis-Eden will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                  RISK FACTORS

An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent quarterly report on Form 10-Q, in our most recent annual report on Form 10-K, and in any other documents incorporated by reference into this prospectus from our other SEC filings.

DEPENDENCE ON NEW PRODUCTS AND FDA APPROVAL

Our principal development efforts are currently centered around two drug candidates licensed to us which we believe show promise for the treatment and prevention of HIV/ AIDS. However, all of our drug candidates will require Food and Drug Administration ("FDA") and foreign government approvals before they can be commercialized. Neither HE2000 nor any of our other drug candidates have been approved for commercial sale. While limited clinical trials of HE2000 have to date produced favorable results, significant additional trials are required, and we may not be able to demonstrate that this drug candidate is safe or effective. We have never commercially introduced a product, and we cannot guarantee that any of our product candidates will obtain required governmental approvals or that we can successfully commercialize any products.

EARLY STAGE OF PRODUCT DEVELOPMENT AND SUBSTANTIAL OPERATING LOSSES

We have experienced significant operating losses to date because of the substantial expenses we have incurred to acquire and fund development of our drug candidates. We have never had operating revenues. Our accumulated deficit was $11.4 million through September 30, 1998. We expect to incur significant additional operating losses over the next several years as we fund development, clinical testing and other expenses of seeking FDA approval. Many of our research and development programs are at an early stage. Potential drug candidates are subject to inherent risks of failure. These risks include the possibilities that no drug candidate will be found safe or effective, meet applicable regulatory standards or receive the necessary regulatory clearances. Even safe and effective drug candidates may never be developed into commercially successful drugs. There may be delays in receipt of regulatory approvals. The drugs could be uneconomical to manufacture or produce on a large scale. The drugs may not achieve customer acceptance. The proprietary rights of others could stop us from being able to market the drugs, or third parties could market superior or equivalent drugs. If we were unable to develop safe, commercially viable drugs, it would have a material adverse effect on our business, financial condition and results of operations. Our ability to achieve profitable operations will depend on our ability to obtain regulatory approvals for our drug candidates, our ability to enter into collaboration agreements, and our ability to commercialize a drug candidate. We cannot assure you that we will ever operate profitably.

PATENTS AND PROPRIETARY RIGHTS

Our success will depend in part on our ability to obtain United States and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechno-logical inventions and the scope of claims made under such patents are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the applicant or inventors of subject matter covered by patent applications or patents owned by or licensed to us were the first to invent or the first to file patent applications for such inventions. We cannot guarantee that any patents will issue from any of the pending or future patent applications we own or have licensed. Existing or future patents owned by or licensed to us may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, we cannot guarantee that any rights we may have under any issued patents will provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

If another party claims the same subject matter or subject matter overlapping with the subject matter that we have claimed in a United States patent application or patent, we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine the priority of invention. Loss of such an interference proceeding would deprive us of patent protection sought or previously obtained. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable.

GOVERNMENT REGULATION AND PRODUCT APPROVALS

Our drug candidates under development are subject to regulation by the federal government, including the FDA, and by state and local governments. If our products are marketed abroad, they will also need to comply with export requirements and regulation by foreign governments. The applicable regulatory approval process is lengthy and expensive and must be completed prior to the commercialization of a product. We cannot guarantee that we will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of our products under development. Delays in receiving such approvals, failure to receive such approvals at all or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Product development and approval to meet FDA regulatory requirements takes a number of years, involves the expenditure of substantial resources and is uncertain. Many products that initially appear promising ultimately do not reach the market because they are not found to be safe or effective. In addition, the current regulatory framework could change and additional regulations may arise at any stage of product development that may affect approval, delay the submission or review of an application or require additional expenditures.

SUBSTANTIAL CAPITAL NEEDS

We will require substantial additional funds in order to finance our drug discovery and development programs, fund operating expenses, pursue regulatory clearances, develop manufacturing, marketing and sales capabilities, and prosecute and defend our intellectual property rights. We intend to seek additional funding through public or private financing or through collaboration arrangements with collaborative partners. If we raise funds by selling equity securities, sales may dilute your share ownership and future investors may be granted rights superior to yours. We cannot guarantee, however, that we will be able to obtain additional financing on acceptable terms, if at all.

TECHNOLOGICAL CHANGE AND COMPETITION

Biotechnology and related pharmaceutical technology have undergone rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses we have incurred in connection with developing these products.

The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products.

Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. We cannot guarantee that our drug candidates, if approved for sale, will be able to compete successfully with our competitors' existing products under development.

NO SALES AND MARKETING EXPERIENCE

Our efforts to date have focused on the development and evaluation of our drug candidates. As we continue clinical studies and prepare for commercialization of our drug candidates, we need to build a sales and marketing infrastructure. We have no experience in the sales and marketing of our drug candidates. We may not be able to attract and retain the skilled personnel necessary to effectively market our drug candidates.

DEPENDENCE ON LICENSE AGREEMENTS

We license our drug candidates from Dr. Patrick T. Prendergast and from Edenland, Inc. and Colthurst Limited, two organizations Dr. Prendergast controls. Our license agreements can be terminated if we materially breach our obligations under the agreements. Termination of our license agreements would cause us to lose our rights to our existing drug candidates. If we lost our licensed rights to one or more of our drug candidates or if our rights were materially limited, it would have a material adverse effect on our business, operating results and financial condition.

DEPENDENCE ON OFFICERS AND FUTURE EMPLOYEES

Our ability to successfully implement our business strategy depends highly upon our Chief Executive Officer, Richard B. Hollis. The loss of Mr. Hollis's services could impede the achievement of our research and development objectives. We also highly depend on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot guarantee that we will continue to be able to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.

TECHNOLOGICAL UNCERTAINTIES

Our product development efforts are based upon technologies and therapeutic approaches that have not been widely used in humans for therapeutic purposes. There is significant risk that these approaches will not prove to be successful. Although we believe that the positive results obtained to date in preclinical and limited clinical human studies support further research and development, the positive results obtained to date do not necessarily reflect results that we may obtain in further human clinical testing.

PHARMACEUTICAL PRICING AND PENDING HEALTH CARE REFORMS

Government health administration authorities, together with private health insurers, increasingly are attempting to contain health care costs by limiting the price or reimbursement levels for medical products and services. In certain foreign markets, pricing or profitability of prescriptive pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government controls or otherwise significantly reform the existing health care system. We cannot predict if any of these reform proposals will be adopted, when they may be adopted, or what impact they may have on Hollis-Eden. Any enacted legislation may include provisions resulting in price limits, utilization controls or other consequences that may adversely affect our business, operating results and financial condition.

MANUFACTURING LIMITATIONS AND UNCERTAINTIES

Outside manufacturers currently produce our drug candidates and supply us with sufficient quantities to conduct clinical trials. If we have difficulty in the future obtaining our required quantity or quality of supply, we could experience significant delays in our development programs or regulatory approval process. If we have difficulties establishing relationships with manufacturers to produce and distribute our finished pharmaceutical products, market introduction and sales of our products would be adversely affected. Manufacturers producing our products must also follow current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. We may not be able to commercialize pharmaceutical products as planned if we cannot obtain or retain qualified third party manufacturing on commercially acceptable terms.

We currently do not intend to manufacture any pharmaceutical products ourselves. If we determine to manufacture products ourselves in the future, we would be subject to the regulatory requirements described above and would be subject to the same risks regarding difficulties encountered in manufacturing pharmaceutical products. We also would require substantial additional capital. We have no experience manufacturing pharmaceutical products for commercial purposes, so we cannot guarantee that we would be able to manufacture any products successfully or in a cost-effective manner.

MANAGEMENT OF GROWTH

We will need to continue to improve and expand our management, operational and financial systems and controls to support future growth. Our business, operating results and financial condition will be adversely affected if we cannot do so.

PRODUCT LIABILITY AND LACK OF ADEQUATE INSURANCE

Our business exposes us to potential product liability risks associated with the testing, manufacturing, marketing and sale of pharmaceutical products. Therefore, product liability claims may be asserted against us. Product liability insurance for the pharmaceutical industry generally is expensive, if it is available at all. Adequate insurance coverage may not be available at an acceptable cost. A product liability claim could adversely affect our business, operating results and financial condition.

YEAR 2000

Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish the 21st century dates from 20th century dates. As a result, in less that two years, computer systems and software used by many companies may need to be upgraded to comply with Year 2000 requirements.

We upgraded our accounting software this quarter to make it Year 2000 compliant. We also upgraded some of our computer operating systems and the remainder is scheduled for upgrading before the end of this year. Once the upgrades are completed, we believe our computer systems and applications will be Year 2000 compliant.

We have recently begun reviewing our communications systems and other non-information technology systems to ascertain whether they are Year 2000 compliant. We expect to complete our review by December 1998.

We do not expect that the costs associated with achieving Year 2000 compliance will have a material adverse effect on our future results of operations, liquidity or capital resources. We have spent less than one thousand dollars in connection with our Year 2000 compliance efforts to date. We believe that the costs to review our non-information technology systems will be immaterial.

We have begun contacting our material suppliers and third party service providers to identify their Year 2000 problems and provide solutions to prevent the disruption of our business activities. Currently we have very little information regarding the extent of Year 2000 compliance by our suppliers and third party service providers. We expect to complete our review of these parties' compliance efforts in March 1999.

We cannot guarantee that the computer systems and applications of other companies which we rely upon will be timely converted. Any such failure by these other companies to become Year 2000 compliant could materially adversely affect us. Moreover, the following could have a material adverse effect on our business or financial condition:

     - failure of suppliers and third-party service providers' equipment to operate accurately;

     - failure of clinical trial site medical equipment to perform properly;

     - failure of necessary materials or supplies to be available to us when needed; or

     - failure of other equipment, software, or systems as a result of 2000 problems.

We intend to assess worst case scenarios and to develop one or more contingency plans that may be necessary, such as securing alternative vendors, at the completion of our review of our material suppliers and third-party service providers.

AUTHORIZED PREFERRED STOCK

Holders of our preferred stock have certain rights that are not held by holders of our common stock. In addition, our Board of Directors is authorized, without any further vote by the stockholders, to issue additional shares of preferred stock and to designate the rights, preferences and privileges of such preferred stock, including voting, dividend and liquidation rights. The rights of any preferred stock issued by Hollis-Eden in the future may be superior to those of the holders of common stock. Therefore, the issuance of additional preferred stock could materially adversely affect the rights of holders of common stock.

INDEMNIFICATION AND LIMITED MONETARY DAMAGES

Our Certificate of Incorporation provides that our directors will not be liable for monetary damages to our stockholders except as required by law. In addition, our Bylaws indemnify our officers and directors to the fullest extent permitted by Delaware law. Therefore, our stockholders' rights are limited in comparison to the rights of stockholders of a corporation that has not adopted such provisions because our stockholders may not be able to prevail in actions for monetary damages against our directors. In addition, we may incur substantial financial losses to the extent that we indemnify our officers and directors.

DIVIDENDS UNLIKELY

We have never declared or paid dividends on our stock. We do not intend to declare or pay any dividends in the foreseeable future.

CONCENTRATION OF OWNERSHIP

Richard B. Hollis, our Chief Executive Officer, owns approximately 33% of our outstanding common stock (assuming no exercise of outstanding warrants or options and no conversion of Preferred Stock). Accordingly, Mr. Hollis can effectively control our business, policies and affairs, including the election of members of our Board of Directors. Assuming the exercise of our outstanding warrants and options and the conversion of Preferred Stock (at an estimated conversion price of $20.00), Mr. Hollis would own approximately 21% of our outstanding common stock, and Mr. Terren S. Peizer, our President and one of our Directors, would own approximately 15% of the outstanding common stock.

CLASSIFIED BOARD OF DIRECTORS

Our Board of Directors is a "classified board," with approximately one-third of our directors elected each year. Two annual meetings would be necessary to change a majority of the directors as a result of having a classified board. The existence of a classified board may, in certain circumstances, deter or delay mergers, tender offers, other possible takeover attempts or changes in management of the Board of Directors which may be favored by some or a majority of our stockholders.

VOLATILITY OF STOCK MARKET COULD DRIVE DOWN PRICE OF OUR COMMON STOCK

The market prices for securities of life sciences companies, particularly those that are not profitable, have been highly volatile, especially recently. Publicized events and announcements may have a significant impact on the market price of our common stock. For example, biological or medical discoveries by competitors, unfavorable results from clinical trials, unfavorable developments concerning patents or other proprietary rights or unfavorable domestic or foreign regulatory developments may have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and life sciences companies, such as ours, and which are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the ability of a stockholder to dispose of his shares at a price equal to or above the price at which the shares were purchased.

                              SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, and the number of shares of common stock owned beneficially by them as of December 15, 1998 which may be offered pursuant to this prospectus. This information is based upon information provided by each selling stockholder. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided. The term "selling stockholder" includes the stockholders listed below and their transferees, pledgees, donees or other successors.

                           NAME                             SHARES BEING OFFERED(1)
Bryan R. Dunn.............................................            4,000
Harold S. Berzow..........................................            4,000
Richard Yudenfriend.......................................            8,000
Christopher Erb...........................................            2,000
Joseph J.J. Visci.........................................            2,000
Joseph A. Cavalcante......................................            2,000
Enrico Arena..............................................            8,000
Atlantic Capital..........................................            8,000
Charles E. Brockner.......................................            2,000
Walter and Phyllis Steinhandler...........................            4,000
Dan Mamane................................................            8,000
Thomas Harris.............................................            2,000
Steve Rosner..............................................            4,000
Al Gelch..................................................            4,000
Henry Brenner.............................................           14,000
Jeffrey McLaughlin........................................            4,000
Salvatore Zizza(2)........................................          100,000
Richard Bready............................................           20,000
Herbert Paul..............................................           20,000
Gary Kalpakjian...........................................           20,000
Lyman C. Hamilton.........................................           20,000
Gruntal & Co., L.L.C. ....................................           60,000
Joseph Hollis(3)..........................................           60,000
Edenland Holdings Limited(4)..............................          128,302
Colthurst Limited(4)......................................           33,058
                                                                    -------
          Total...........................................          541,360
                                                                    =======

-------------------------
(1) Includes 508,302 shares of common stock issuable upon the exercise of certain warrants.

(2) Salvatore Zizza is a member of Hollis-Eden's Board of Directors.

(3) Joseph B. Hollis is the brother of Richard Hollis, Hollis-Eden's Chairman of the Board and Chief Executive Officer.

(4) Dr. Patrick T. Prendergast, a founder and former officer and director of Hollis-Eden, has a controlling interest in this entity.

Except as set forth above, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Hollis-Eden or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

     - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market.

     - in the over-the-counter market,

     - in private transactions,

     - through options,

     - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

All expenses of this registration will be paid by Hollis-Eden. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $11,000. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will be paid by the requesting stockholder(s).

                                 LEGAL MATTERS

Cooley Godward LLP will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable, and that the shares which will be issued upon the exercise of certain warrants will be validly issued, fully paid and nonassessable.

                                    EXPERTS

The financial statements of the registrant as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 and for the period August 15, 1994 (inception) to December 31, 1997 have been audited by BDO Seidman, LLP, as set forth in its report thereon included in Hollis-Eden's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF DECEMBER 24, 1998. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

                           -------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Where You Can Get More Information...   2.
The Company..........................   3.
Use of Proceeds......................   3.
Risk Factors.........................   4.
Selling Stockholders.................  11.
Plan of Distribution.................  12.
Legal Matters........................  13.
Experts..............................  13.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                 541,360 Shares
                                  HOLLIS-EDEN
                                PHARMACEUTICALS,
                                      INC.
                                  Common Stock
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee.......................................  $ 2,333.00
Legal fees and expenses....................................  $ 5,000.00
Accounting fees and expenses...............................  $ 3,000.00
                                                             ----------
          Total............................................  $10,333.00
                                                             ==========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The registrant's bylaws provide that the registrant shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The registrant is also empowered under its bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In addition, the registrant is required, subject to certain exceptions, to advance all expenses incurred by any director or executive officer in connection with a completed, pending or threatened action, suit or proceeding upon receipt of an undertaking by such director or executive officer to repay all amounts advanced by the registrant on such person's behalf if it is ultimately determined that such person is not entitled to be indemnified under the bylaws or otherwise.

The registrant's Certificate of Incorporation provides that to the fullest extent permitted under Delaware law, the registrant's directors will not be personally liable to the registrant and its stockholders for monetary damages for any breach of a director's fiduciary duty. The Certificate of Incorporation does not, however, eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director is subject to liability for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders and loans to directors and officers. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The registrant maintains directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

(a) Exhibits.

    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
    5.1           Opinion of Cooley Godward LLP.
    23.1          Consent of BDO Seidman, LLP.
    23.2          Consent of Cooley Godward LLP. Reference is made to Exhibit
                  5.1.
    24.1          Power of Attorney. Reference is made to page II-4.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in Item 15, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 23, 1998.

                                     HOLLIS-EDEN PHARMACEUTICALS, INC.

                                     By:        /s/ RICHARD B. HOLLIS
                                                   Richard B. Hollis
                                               Chairman of the Board and
                                                Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard B. Hollis, Terren S. Peizer and Robert W. Weber and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                              TITLE                DATE
                   ---------                              -----                ----
/s/ RICHARD B. HOLLIS                             Chairman of the        December 23, 1998
------------------------------------------------  Board, Chief
Richard B. Hollis                                 Executive Officer and
                                                  Director (Principal
                                                  Executive Officer)

/s/ TERREN S. PEIZER                              President and          December 23, 1998
------------------------------------------------  Director
Terren S. Peizer

/s/ ROBERT W. WEBER                               Vice President-        December 23, 1998
------------------------------------------------  Controller (Principal
Robert W. Weber                                   Financial and
                                                  Accounting Officer)

/s/ THOMAS CHARLES MERIGAN, JR.                   Chairman of the        December 23, 1998
------------------------------------------------  Scientific Advisory
Thomas Charles Merigan, Jr.                       Board and Director

                                                  Director               December 23, 1998
------------------------------------------------
J. Paul Bagley III

                                                  Director               December 23, 1998
------------------------------------------------
Salvatore J. Zizza

                                                  Director               December 23, 1998
------------------------------------------------
Brendan R. McDonnell

/s/ LEONARD MAKOWKA                               Director               December 23, 1998
------------------------------------------------
Leonard Makowka

                                 EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
    5.1        Opinion of Cooley Godward LLP.
   23.1        Consent of BDO Seidman, LLP.
   23.2        Consent of Cooley Godward LLP. Reference is made to Exhibit
               5.1.
   24.1        Power of Attorney. Reference is made to Page II-4.